EXHIBIT 4(f)
AMENDMENT NO. 3 AND CONSENT NO. 1
     AMENDMENT NO. 3 AND CONSENT NO. 1 (this “Amendment”), dated as of March 9, 2009, to and under the Credit Agreement, dated as of July 29, 2003, among SAGA COMMUNICATIONS, INC. (the “Borrower”), the LENDERS party thereto, BANK OF AMERICA, N.A., as Documentation Agent, and THE BANK OF NEW YORK MELLON (formerly The Bank of New York), as Administrative Agent, as amended by Amendment No. 1, dated as of May 24, 2005, and Amendment No. 2, dated as of May 16, 2006 (as so amended and as hereafter amended, supplemented or otherwise modified, the “Credit Agreement”).
RECITALS
     A. Capitalized terms used herein that are defined in the Credit Agreement shall have the same meanings as therein defined.
     B. The Borrower desires to accelerate the scheduled reductions of the Revolving Commitments by (a) making a voluntary permanent reduction thereof (the “Voluntary Reduction”) from $175,000,000 to $150,000,000 pursuant to Section 2.5(c) of the Credit Agreement and (b) applying it in the order of the remaining scheduled reductions set forth in Section 2.5(b) notwithstanding the provisions of the last sentence of Section 2.5(d) of the Credit Agreement and the Administrative Agent and the Lenders executing this Amendment and Consent are willing to consent thereto upon the terms and conditions contained in this Amendment and Consent.
     C. The Borrower anticipates that it will not be in compliance with the Fixed Charge Coverage Ratio for the fiscal quarter ending December 31, 2008 and the Leverage Ratio for the fiscal quarter ending June 30, 2009 and has therefore requested that the covenants contained in Section 7.12(b) and (c) of the Credit Agreement be amended. In addition, the Borrower has requested that certain other amendments to the Credit Agreement be made. The Administrative Agent and the Lenders executing this Amendment and Consent are willing to agree to the amendments set forth herein upon the terms and conditions contained in this Amendment and Consent.
     Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower, Required Lenders and the Administrative Agent hereby agree as follows:
     1. All references to in any Loan Document to (a) “The Bank of New York” shall be deemed to refer to “The Bank of New York Mellon” and (b) “BNY” shall be deemed to refer to “BNYM”. In addition, the Borrower and the Lenders agree that The Bank of New York Mellon is the sole lead arranger and bookrunner of the credit facility provided under the Credit Agreement.
     2. The Administrative Agent and the Lenders signing this Amendment and Consent hereby consent to the application of the Voluntary Reduction to the remaining scheduled reductions of the Revolving Commitments set forth in Section 2.5(b) of the Credit Agreement in the order
Saga Communications, Inc. Amendment No. 3 and Consent No. 1

thereof such that (a) $8,750,000 of the Voluntary Reduction shall constitute the full reduction scheduled to occur on March 31, 2009, (b) $8,750,000 of the Voluntary Reduction shall constitute the full reduction scheduled to occur on June 30, 2009, and (c) the remaining amount of the Voluntary Reduction ($7,500,000) shall be applied to the reduction scheduled to occur on September 30, 2009. As a result of the foregoing, the balance of the reduction scheduled to occur on September 30, 2009 will be in the amount of $1,250,000.
     3. The following definitions contained in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month interest period in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters LIBO Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m. London time on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. If for any reason the Administrative Agent shall determine (which determination shall be conclusive absent clearly demonstrable error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) until the circumstances giving rise to such inability no longer exist.
     “Applicable Margin” means, at all times from and after the Amendment No. 3 Effective Date and during the applicable periods set forth in the following table: (a) with respect to ABR Borrowings, the percentage set forth below under the heading “ABR Margin”, and (b) with respect to Eurodollar Borrowings and fees payable under Section 3.3(b), the percentage set forth below under the heading “Eurodollar Margin and LC Fee”:
Saga Communications, Inc. Amendment No. 3 and Consent No. 1

When the Leverage Ratio is:
greater than or			Eurodollar Margin
equal to	and less than	ABR Margin	and LC Fee
5.00:1.00		3.75%	4.75%
4.50:1.00	5.00:1.00	2.75%	3.75%
4.00:1.00	4.50:1.00	2.25%	3.25%
3.00:1.00	4.00:1.00	2.00%	3.00%
	3.00:1.00	1.75%	2.75%
     Changes in the Applicable Margin resulting from a change in the Leverage Ratio shall be based upon the Compliance Certificate most recently delivered under Section 6.1(e) and shall become effective three Business Days after the delivery of such Compliance Certificate to the Administrative Agent. Notwithstanding anything to the contrary in this definition, (a) if the Borrower shall fail to deliver to the Administrative Agent a Compliance Certificate on or prior to any date required hereby, the Leverage Ratio for purposes of this defined term only shall be deemed to be greater than or equal to 5.00:1.00 from and including such date to the third Business Day following the date of delivery to the Administrative Agent of such Compliance Certificate and (b) during the period commencing on the Amendment No. 3 Effective Date and ending on the third Business Day after the date the Compliance Certificate in respect of the fiscal quarter ending March 31, 2009 is delivered to the Administrative Agent, the Leverage Ratio for purposes of this defined term only shall be deemed to be greater than or equal to 4.00:1.00 and less than 4.50:1.00.
     “Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the total amount of the Revolving Commitments (or, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments); provided that in the case of Section 2.10(c) when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the total amount of the Revolving Commitments (disregarding any Defaulting Lender’s Commitment).
     “Commitment Fee Percentage” means, at all times from and after the Amendment No. 3 Effective Date and during the applicable periods set forth below, the percentage set forth below under the heading “Commitment Fee Percentage”:
Saga Communications, Inc. Amendment No. 3 and Consent No. 1

When the Leverage Ratio is:
greater than or equal to	and less than	Commitment Fee
5.00:1.00		0.750%
4.50:1.00	5.00:1.00	0.625%
4.00:1.00	4.50:1.00	0.500%
3.00:1.00	4.00:1.00	0.500%
	3.00:1.00	0.375%
     Changes in the Commitment Fee Percentage resulting from a change in the Leverage Ratio shall be based upon the Compliance Certificate most recently delivered under Section 6.1(e) and shall become effective three Business Days after the delivery of such Compliance Certificate to the Administrative Agent. Notwithstanding anything to the contrary in this definition, (a) if the Borrower shall fail to deliver to the Administrative Agent a Compliance Certificate on or prior to any date required hereby, the Leverage Ratio for purposes of this defined term only shall be deemed to be greater than or equal to 5.00:1.00 from and including such date to the third Business Day following the date of delivery to the Administrative Agent of such Compliance Certificate and (b) during the period commencing on the Amendment No. 3 Effective Date and ending on the third Business Day after the date the Compliance Certificate in respect of the fiscal quarter ending March 31, 2009 is delivered to the Administrative Agent, the Leverage Ratio for purposes of this defined term only shall be deemed to be greater than or equal to 4.00:1.00 and less than 4.50:1.00.
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters LIBO Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m., London time, on the day that is two Business Days prior to the first day of such Interest Period, as the rate for deposits in Dollars with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate of interest per annum as determined by the Administrative Agent, equal to the rate, as reported by BNYM to the Administrative Agent, quoted by BNYM to leading banks in the London interbank market as the rate at which BNYM is offering dollar deposits in an amount approximately equal to its ratable share of such Eurodollar Borrowing with a maturity comparable to such Interest Period at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
Saga Communications, Inc. Amendment No. 3 and Consent No. 1

     4. The following definitions are hereby added to Section 1.1 of the Credit Agreement in their appropriate alphabetical order:
     “Amendment No. 3 Effective Date” means the date on which Amendment No. 3 and Consent No. 1, dated as of March 9, 2009, to the Credit Agreement is effective in accordance with its terms.
     “Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within one Business Day of the date required to be funded by it hereunder, (b) notified the Borrower or any Credit Party in writing that it does not intend to comply with any of its funding obligations under this Credit Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Credit Agreement or under other agreements in which it commits to extend credit, (c) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (d) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, receiver and manager, administrator, liquidator, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, receiver and manager, administrator, liquidator, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
     5. The definition of Fixed Charges contained in Section 1.1 of the Credit Agreement is hereby amended in its entirety to read as follows:
     “Fixed Charges” means, for any period, the difference (if positive) between (a) the sum of each of the following with respect to the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP: (i) Interest Expense for such period, (ii) the aggregate amount of all Capital Expenditures made during such period (other than any such Capital Expenditures made with the proceeds of Indebtedness permitted under Section 7.1(a)(iii) and other than Capital Expenditures made in completing an acquisition permitted by Section 7.4(h)), (iii) with respect to all Indebtedness under revolving credit facilities, an amount equal to the excess, if any, of (x) the aggregate outstanding principal balance of all such Indebtedness at the beginning of such period, minus (y) the aggregate amount of all commitments under such revolving credit facilities at the end of such period, (iv) the aggregate of all scheduled principal amounts that become payable during such period in respect of Total Funded Debt (excluding any prepayment under Section 2.7(b) by reason of a reduction of the total Revolving Commitments
Saga Communications, Inc. Amendment No. 3 and Consent No. 1

described in Section 2.5(d)), (v) the aggregate amount of all cash income taxes paid during such period, and (vi) the aggregate amount of all Restricted Payments made by the Borrower in respect of its common stock (other than Restricted Payments paid in additional common stock), provided that such Restricted Payments made during the period from January 1, 2008 through and including December 31, 2008 shall be excluded from the calculation of the amount of Restricted Payments under this clause (vi), and (b) the amount of federal and state income tax refunds received by the Borrower and the Restricted Subsidiaries during such period, provided that aggregate amount of such tax refunds deducted from Fixed Charges pursuant to this clause (b) shall not exceed $2,000,000.
     6. Article 2 of the Credit Agreement is hereby amended by adding a new Section 2.10 to the end thereof to read as follows:
     Section 2.10 Defaulting Lenders. Notwithstanding any provision of this Credit Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
          (a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.3(a);
          (b) the Revolving Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.2); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;
          (c) if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
               (i) all or any portion of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus, without duplication, such Defaulting Lender’s LC Exposure, does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 2.1 are satisfied at such time; and
               (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent shall cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation
Saga Communications, Inc. Amendment No. 3 and Consent No. 1

pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.8(i) for so long as such LC Exposure is outstanding;
               (iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.10(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized; or
               (iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.10(c), then the fees payable to the Lenders pursuant to Section 3.3(a) and Section 3.3(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages;
The Administrative Agent shall promptly notify the Lenders of any reallocation described in this Section 2.10(c).
          (d) so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied in its reasonable credit judgment that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.10(c), and participating interests in any such newly issued, amended or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.10(c)(i) (and Defaulting Lenders shall not participate therein); and
          (e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.9(c) but excluding Section 3.8(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to any Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder, (iii) third, if so determined by the Administrative Agent or requested by the Issuing Bank, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing or future participating interest in any Letters of Credit, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any
Saga Communications, Inc. Amendment No. 3 and Consent No. 1

judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement, (vii) seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (A) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements which a Defaulting Lender has funded its participation obligations and (B) made at a time when the conditions set forth in Section 5.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.
          (f) In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitments and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
     7. Section 3.8(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     (b) If any Lender requests compensation under Section 3.5, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.7, in an aggregate amount in excess of $5,000, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense (including the fees referred to in Section 10.4(b)) and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such replacement does not conflict with any requirement of law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 3.8(a) so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.5 or 3.7, if applicable, (iv) the Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Bank to any replacement Lender which is not then a Lender, which consents shall not unreasonably be withheld, (v) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and
Saga Communications, Inc. Amendment No. 3 and Consent No. 1

participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (vi) in the case of any such assignment resulting from a claim for compensation under Section 3.5 or payments required to be made pursuant to Section 3.7, such assignment will result in a reduction in such compensation or payments. A Lender (other than a Defaulting Lender) shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Until such time as such replacement shall be consummated, (i) the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.5 or 3.7, as the case may be, and (ii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower or any Credit Party shall have against the replaced Lender.
     8. Section 4.8 of the Credit Agreement is hereby amended in its entirety to read as follows:
     Section 4.8 Investment Company Status, Etc. Neither the Borrower nor any of the Restricted Subsidiaries is (i) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (ii) otherwise subject to any other regulatory scheme limiting its ability to incur debt.
     9. Section 7.4(h)(i) of the Credit Agreement is hereby amended in its entirety to read as follows:
     (i) the consideration paid by the Borrower or any Restricted Subsidiary in connection with all such acquisitions made after December 31, 2008 shall not exceed $1,000,000 in the aggregate and the fair market value of the property exchanged in all such Exchanges after December 31, 2008 shall not exceed $2,000,000 in the aggregate,
     10. The reference to “subsection (i)” in the second line of Section 7.4(i) of the Credit Agreement is hereby amended to read “subsection (h)”.
     11. Section 7.4(k)(ii) of the Credit Agreement is hereby amended in its entirety to read as follows:
     (ii) the sum, without duplication, of the aggregate amount of all such investments made after December 31, 2008 shall not exceed $1,000,000;
     12. Section 7.8(c) of the Credit Agreement is hereby amended in its entirety to read as follows:
     (c) if at the time thereof and immediately after giving effect thereto no
Saga Communications, Inc. Amendment No. 3 and Consent No. 1

Default shall have occurred and be continuing, the Borrower or any Restricted Subsidiary may make payments of subordinated Indebtedness to the extent permitted by the subordination provisions applicable thereto.
     13. Section 7.12(b) and (c) of the Credit Agreement are hereby amended and restated in their entirety to read as follows:
     (b) Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter during any period set forth in the following table to be less than the ratio set forth below with respect to such period:

Period	Ratio
December 31, 2008 through September 29, 2009	1.75:1.00
September 30, 2009 and thereafter	2.00:1.00
     (c) Leverage Ratio. The Borrower will not permit the Leverage Ratio at any time during any period set forth in the following table to be greater than the ratio set forth below with respect to such period:

Period	Ratio
December 31, 2008 through March 30, 2009	4.50:1.00
March 31, 2009 through June 29, 2009	5.25:1.00
June 30, 2009 through September 29, 2010	5.75:1.00
September 30, 2010 and thereafter	3.50:1.00
     14. Section 10.1(b) of the Credit Agreement is hereby amended and restated it its entirety to read as follows:
     (b) if to the Administrative Agent, or BNYM as Issuing Bank to it at One Wall Street, New York, New York 10286, Attention of: Ramona Washington (Telephone No. (212) 635-4699; Facsimile No. (212) 635-6365 or 6366 or 6367), with a copy to The Bank of New York Mellon, at One BNY Mellon Center, 500 Grant Street, Pittsburgh, PA. 15258-0001, Attention of: Lily A. Dastur (Telephone No. (412) 236-3407; Facsimile No (412) 236-6112); and
     15. Article 10 of the Credit Agreement is hereby amended by adding the following new section to the end thereof:
     Section 10.17 No Fiduciary Relationship. The Borrower, on behalf of itself
Saga Communications, Inc. Amendment No. 3 and Consent No. 1

and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, its Subsidiaries and their respective Affiliates, on the one hand, and the Credit Parties and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Credit Parties or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.
     16. Paragraphs 1 through 15 hereof shall not be effective until such time as the following conditions are satisfied:
     (a) the Administrative Agent (or its counsel) shall have received from the Borrower, each other Loan Party and Required Lenders either (i) a counterpart of this Amendment and Consent signed on behalf of such Person or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Amendment and Consent) that such Person has signed a counterpart of this Amendment and Consent;
     (b) the Administrative Agent (or its counsel) shall have received a certificate or certificates, signed by the Secretary or Assistant Secretary of each of the Borrower and each Subsidiary Guarantor, (i) attaching a true and complete copy of the resolutions or other authorizations authorizing this Amendment and Consent and specifying the incumbency of each officer executing this Amendment and Consent, including therein a signature specimen of each such officer, each in form and substance satisfactory to the Administrative Agent, and (ii) certifying that its certificate of incorporation, certificate of formation, by-laws, limited liability company agreement or analogous organizational documents have not been amended since July 29, 2003 or, if so, setting forth same;
     (c) the Administrative Agent shall have received an opinion of Bodman LLP, special counsel to the Borrower and Subsidiary Guarantors, in form and substance satisfactory to the Administrative Agent, with respect to, among other things, due authorization, execution and delivery of this Amendment and Consent and the enforceability of this Amendment and Consent and the Credit Agreement, as amended thereby;
     (d) the Administrative Agent shall have received, for the account of each Lender which has executed and delivered this Amendment and Consent on or before 5:00 p.m. (New York time) on the date hereof, an amendment fee equal to 0.50% of such Lender’s Revolving Commitment as in effect on the date hereof (after giving effect to the Voluntary Reduction);
     (e) all other fees and expenses payable in connection with this Amendment and Consent, including, without limitation, the reasonable fees and expenses of counsel to the Administrative Agent to the extent invoiced, shall have been paid; and
     (f) the Administrative Agent shall have received such other documentation and assurances as it shall reasonably request in connection with this Amendment and Consent.
Saga Communications, Inc. Amendment No. 3 and Consent No. 1

     17. Each Loan Party hereby (a) reaffirms and admits the validity and enforceability of each Loan Document to which it is a party and its obligations thereunder, and agrees and admits that it has no defense to or offset against any such obligation, (b) represents and warrants that no Default has occurred and is continuing, and (c) represents and warrants that all of the representations and warranties made by it in the Loan Documents to which it is a party are true and correct in all material respects, both immediately before and after giving effect to this Amendment and Consent (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date). By signing below, each Subsidiary Guarantor consents to this Amendment and Consent.
     18. This Amendment and Consent may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement. It shall not be necessary in making proof of this Amendment and Consent to produce or account for more than one counterpart signed by the party to be charged. Delivery of an executed counterpart by facsimile transmission shall be effective as delivery of a manually executed counterpart.
     19. The Credit Agreement and the other Loan Documents shall in all other respects remain in full force and effect, and no waiver herein in respect of any term or condition of any Loan Document shall be deemed to be a waiver or other modification in respect of any other term or condition of any Loan Document.
     20. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[Remainder of Page is Intentionally Blank]
Saga Communications, Inc. Amendment No. 3 and Consent No. 1

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 and Consent No. 1 to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SAGA COMMUNICATIONS, INC.

By:	/s/ Samuel D. Bush
Name: Samuel D. Bush
Title: Senior Vice President, Treasurer and Chief
Financial Officer
CONSENTED TO AND AGREED:
SAGA RADIO NETWORKS, LLC
SAGA BROADCASTING, LLC
SAGA COMMUNICATIONS OF NEW ENGLAND, LLC
SAGA QUAD STATES COMMUNICATIONS, LLC
TIDEWATER COMMUNICATIONS, LLC
FRANKLIN COMMUNICATIONS, INC.
SAGA COMMUNICATIONS OF ILLINOIS, LLC
LAKEFRONT COMMUNICATIONS, LLC
SAGA COMMUNICATIONS OF SOUTH DAKOTA, LLC
SAGA COMMUNICATIONS OF NEW HAMPSHIRE, LLC
SAGA COMMUNICATIONS OF ARKANSAS, LLC
SAGA COMMUNICATIONS OF NORTH CAROLINA, LLC
SAGA COMMUNICATIONS OF TUCKESSEE, LLC
SAGA COMMUNICATIONS OF MILWAUKEE, LLC
SAGA COMMUNICATIONS OF IOWA, LLC
SAGA COMMUNICATIONS OF CHARLOTTESVILLE, LLC

By:	/s/ Samuel D. Bush
Name: Samuel D. Bush
Title: Treasurer
Saga Communications, Inc. Amendment No. 3 and Consent No. 1

BANK OF AMERICA, N.A.,		THE BANK OF NEW YORK MELLON
individually and as Documentation Agent		individually, as Issuing Bank and as Administrative Agent

By:	/s/ Christopher S. Allen	By:	/s/ Lily A. Dastur
Name: Christopher S. Allen		Name: Lily A. Dastur
Title: Senior Vice President		Title: Vice President

National City Bank, as a Lender		Sun Trust Bank, as a Lender

By:	/s/ Michael Kell	By:	/s/ Jill White
Name: Michael Kell		Name: Jill White
Title: Vice President		Title: Vice President

Bank of Scotland PLC, as a Lender		BMO Capital Markets Financing, Inc., as a Lender

By:	/s/ Julia R. Franklin	By:	/s/ Naghmeh Hashemifard
Name: Julia R. Franklin		Name: Naghmeh Hashemifard
Title: Assistant Vice President		Title : Director

ING Capital, LLC, as a Lender		U.S. Bank National Association, as a Lender

By:	/s/ Stephen M. Nettler	By:	/s/ Susan Bader
Name: Stephen M. Nettler		Name: Susan Bader
Title: Managing Director		Title: Vice President
Saga Communications, Inc. Amendment No. 3 and Consent No. 1